                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-47191


                    PROSPECTUS SUPPLEMENT DATED MAY 15, 1998
                                       to
                         Prospectus Dated March 20, 1998

                                  4,586 SHARES

                               CISCO SYSTEMS, INC.

                                  COMMON STOCK


          This Prospectus Supplement supplements the Prospectus dated March 20, 1998 (the "Prospectus") of Cisco Systems, Inc. (the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") of 4,586 shares of Common Stock, par value of $0.001 per share, of the Company (the "Common Stock") who received such shares in connection with the acquisition by statutory merger of LightSpeed International, Inc. ("LightSpeed"), by and through a merger of LightSpeed with and into the Company. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDERS

                   Footnote (2) below (the "Footnote") sets forth shareholders of the Company who were not specifically identified in the Prospectus as Selling Shareholders. The shareholders identified in the Footnote below may receive shares of Common Stock through partnership distributions. The table of Selling Shareholders in the Prospectus is hereby amended to include the shareholders identified in the Footnote as Selling Shareholders:



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
                                                                            Number of
                                                                              Shares
                                    Number of Shares      Percent of      Registered for
                                      Beneficially        Outstanding          Sale
Name of Selling Shareholder               Owned             Shares            Hereby(1)
RWI Group, L.P.(2)                        4,586                *               4,586

* less than one percent
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(1) This Registration Statement shall also cover any additional shares of Common
Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Selling Shareholders' outstanding shares of Common Stock.

(2) Subsequent to the date of this Prospectus Supplement, the shares held by RWI Group, L.P. may be distributed to William H. Abbott TTEE Abbott Living Trust DTD 8/20/87, Ronald Antipa, Andrew and Laura Chase TTEES of the Chase 1991 Rev Trust DTD 4/2/91, Pehong Chen and Adele W. Chi TTEES Chen Family Trust DTD 1/15/93, Robert Cooley, Alexandra Ertola, Michael S. Finn, Kenneth Goldman and Susan Valeriote Goldman TTEES The Goldman-Valeriote Family Trust DTD 11/15/95, Jon M. Goldstein and Joanne M. Goldstein TTEES Goldstein Family Trust DTD 4/11/96, Philip Hadley, Mark Huff, Paul K. Joas, Christopher Lucas, Mark Lucas, Marco Alex Mendez and Cathy Mendez TTEES The Mendez 1992 Trust DTD 10/14/92, Joel C. Moline, Llewellyn B. Smith, Nancy Lucas Thibodeau, and Donald A. Lucas and Sarah Lucas.